Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-158611 and 333-158612 on Form S-1 and No. 333-155707 on Form S-3 of our report dated April 30, 2010, relating to the financial statements of United Investors Life Insurance Company appearing in this Current Report on Form 8-K of Protective Life Insurance Company.

/s/ Deloitte & Touche LLP

Dallas, Texas

March 15, 2011